EXHIBIT 31.2

ANNUAL OFFICER’S CERTIFICATE

WORLD OMNI FINANCIAL CORP.

The undersigned, duly authorized representative of World Omni Financial Corp., as Servicer, pursuant to Section 3.6 of the Amended and Restated Trust Sale and Servicing Agreement, dated as of April 6, 2000, between World Omni Financial Corp., as Servicer, WODFI LLC, as Transferor, and World Omni Master Owner Trust (the “Agreement”), does hereby certify that a review of the activities of the Servicer during the period from January 1, 2004 through December 31, 2004, has been made under my supervision with a view to determining whether during such period the Servicer has performed and observed all of its obligations under the Agreement. To the best of my knowledge, no default by the Servicer under the Agreement has occurred and is continuing. Capitalized terms used but not defined herein are used as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March, 2005.

By:	/s/ Victor A. De Jesus
Name:	Victor A. De Jesus
Title:	Vice President and
Chief Financial Officer of World Omni Financial Corp., as Servicer